FOR IMMEDIATE RELEASE


          Revlon Announces Launch of New Senior Notes Private Placement


NEW YORK, April 28, 2004 - Revlon Consumer Products Corporation (the "Company") today announced that, in connection with the previously-announced comprehensive debt refinancing, it intends to privately place with qualified institutional investors approximately $400 million in aggregate principal amount of senior unsecured notes due 2011. The senior notes will be guaranteed by certain of the Company's current and future domestic subsidiaries on a senior unsecured basis. In connection with the refinancing, the Company also expects to enter into a new amended and restated credit facility, which will replace its existing credit facility. The new facility is expected to provide for borrowings of approximately $680 million, of which approximately $530 million is expected to be a term loan facility, with the balance being a multi-currency revolving credit facility, which the Company does not expect to draw at closing. The refinancing is expected to be consummated in May 2004, subject to market and other customary conditions.

There can be no assurance that any aspect of the refinancing will be consummated.

The net proceeds from the private placement and borrowings under the new credit facility are expected to be used by the Company (i) to repay outstanding indebtedness under its existing credit facility, (ii) to purchase or redeem, as the case may be, its outstanding $363 million 12% Senior Secured Notes, its outstanding $116.2 million 8 1/8% Senior Notes and its outstanding $75.5 million 9% Senior Notes, including any applicable consent payments and accrued interest, pursuant to the Company's previously announced offers to purchase the notes and the consent solicitation relating to the 12% Senior Secured Notes, and/or pursuant to any redemptions by the Company of any notes that remain outstanding following the expiration of the offers to purchase, and (iii) to pay fees and expenses in relation to the refinancing and the debt-for-equity transactions completed by Revlon, Inc. in March 2004, with the balance, if any, available for general corporate purposes.

The private placement of the notes offered has not been and will not be registered under the Securities Act of 1933, as amended, and the notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act.

About Revlon
Revlon Consumer Products Corporation is a wholly-owned subsidiary of Revlon, Inc., a worldwide cosmetics, skin care, fragrance, and personal care products company. The Company's vision is to become the world's most dynamic leader in global beauty and skin care. Websites featuring current product and promotional information can be reached at www.revlon.com and www.almay.com. Corporate investor relations information can be accessed at www.revloninc.com. The Company's brands, which are sold worldwide, include Revlon(R), Almay(R), Ultima(R), Charlie(R), Flex(R), and Mitchum(R).

Investor Relations Contact:                                   Media Contact:
Maria A. Sceppaguercio                                        Catherine Fisher
(212) 527-5230                                                (212) 527-5727